Exhibit 99.1

PDX Shows Promising Activity in Patients with Resistant T-Cell Lymphomas

Westminster, CO., December 12, 2005 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the presentation of interim results from an ongoing Phase 1/2 trial of PDX (pralatrexate) in patients with non-Hodgkin’s Lymphoma.  Owen O’Connor, M.D., Ph.D., Attending Physician, Lymphoma Department, Memorial Sloan-Kettering Cancer Center (MSKCC) and the study’s principal investigator, presented the findings in a poster presentation yesterday at the 47th Annual Meeting of the American Society of Hematology.

“PDX has achieved a remarkably high complete response rate in a difficult to treat, drug resistant patient population,” said Dr. O’Connor.  “Results seen to date suggest that PDX may offer distinct advantages over current approaches used in the treatment of T-cell lymphoma.”

In abstract #2678, titled “Pralatrexate (10-Propargyl-10-Deazaaminopterin (PRX(1))), a Novel Antifolate, Effects Durable Complete Remissions (CR) in Patients with a Diversity of Drug Resistant T-Cell Lymphomas with Minimal Toxicity,” Dr. O’Connor presented interim data from the ongoing Phase 1/2 trial, designed to determine the maximum tolerated dose (MTD), dose limiting toxicities and preliminary views of efficacy of PDX in patients with relapsed or refractory aggressive lymphomas.  As part of the initial Phase 2 study, 16 patients were treated with PDX according to a dosing schedule of 135 mg/m2 of PDX every other week, with dose escalation (15 mg/m2) for patients without significant toxicities.  The protocol was amended in July 2004 to explore a weekly dosing schedule beginning at 30 mg/m2 for three weeks in a four week schedule.   To date, 11 patients have been accrued to the amended Phase 1 study at dose levels up to 45 mg/m2, including seven patients with T-cell lymphoma.   In total, eight patients with T-cell lymphoma have been treated with PDX, of whom five were evaluable for response.  Notably, four of five evaluable patients with T-cell lymphoma achieved a complete remission within the first cycle, despite being chemotherapy refractory.  Three of four T-cell lymphoma patients remain on treatment and in complete remission four to nine months later.  Moreover, among those patients pre-treated with vitamins, the previously established dose limiting toxicity of stomatitis was eliminated.  Little hematological toxicity has been observed.  MSKCC investigators are currently enrolling patients in the third dose cohort, 45 mg/m2 of PDX administered weekly for six weeks in a seven week cycle.

 “We are encouraged by the activity observed in the on-going Phase 1/2 study and believe it provides strong rationale for continued clinical development of PDX in T-cell lymphoma,” said Michael E. Saunders, M.D., Vice President, Clinical Development of Allos.  “Our intent is to initiate a multi-center Phase 2 study in this setting in the first half of 2006.”

About the Study

In this Phase 1/2 Memorial Sloan Kettering sponsored study, patients with aggressive non-Hodgkin’s lymphoma (diffuse large B- or T-cell lymphoma, mantle cell lymphoma, transformed large cell lymphomas) or Hodgkin’s Disease are administered increasing doses of PDX with vitamin B12 and folic acid supplementation.  The initial dose level was 30 mg/m2 administered weekly for three weeks, with one week rest.  The dose was increased to 30 mg/m2 weekly for six weeks in a seven week cycle and currently is being administered at 45 mg/m2 weekly for six weeks in a seven week cycle.  There is no limit on the number of prior therapies.

Conference Call

The Company will host a conference call on Friday, December 16, 2005, at 12 PM ET, to review the data presented at the American Society of Hematology Annual Meeting. The dial in number for U.S. residents to participate is 800-638-5495. International callers should dial 617-614-3946. The pass code to participate is 57425540.

Webcast

Allos Therapeutics will hold a live webcast of the conference call. The webcast will be available from the homepage and the investors/media section of the Company's web site at www.allos.com and will be archived for 30 days. Slides will be available to call participants via the webcast.

About PDX (pralatrexate)

PDX is a small molecule chemotherapeutic agent that inhibits dihdrofolate reductase, or DHFR, a folic acid (folate) dependent enzyme involved in the building of DNA and other processes.  Preclinical data suggests that PDX has an enhanced potency and toxicity profile relative to methotrexate and other related DHFR inhibitors.  Drugs that inhibit DHFR, such as methotrexate, were among the first chemotherapeutic agents discovered.  Methotrexate remains one of the most widely applied antifolate chemotherapeutics and has been used to treat leukemia, breast, bladder, gastric, esophageal, head and neck cancers.

About Non-Hodgkin’s lymphoma

Non-Hodgkin’s lymphoma (NHL) is the most common hematological cancer and the fifth leading cause of cancer death in the U.S.  An estimated 56,000 new cases of NHL will be diagnosed each year, of which T-cell lymphoma represents approximately 12 percent, or 6,700 patients.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (NASDAQ: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer.  The Company’s lead product candidate, EFAPROXYN™ (efaproxiral), is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy.  EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer.   The Company’s other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation as both a single agent and in combination therapy regimens in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma;  and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors.  For more information, please visit the Company’s web site at: www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements relating to the interim results of the Phase 1/2 study of PDX in patients with NHL; the potential safety and efficacy profile of PDX; the Company’s plans to initiate Phase 2 clinical development of PDX for the treatment of patients with T-cell lymphoma; and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, among others: that the interim results from the Phase 1/2 study of PDX in patients with NHL may not be confirmed upon full analysis of the detailed results of the trial; that the Company may experience delays in the initiation and/or completion of its clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that clinical trials may not demonstrate that PDX is both safe and more effective than current standards of care; that data from preclinical studies and clinical trials may not necessarily be indicative of future clinical trial results; that the safety and/or efficacy results of clinical trials for PDX will not support an application for marketing approval in the United States or any other country; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYNTM and the Allos logo are trademarks of Allos Therapeutics, Inc.

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(1) All references to “PRX” in the abstract were the result of a typographical error, and should have properly referenced “PDX.”

Contact:

Jennifer Neiman
Manager, Corporate Communications

Allos Therapeutics

720-540-5227

303-518-4114 (cell)

jneiman@allos.com